Exhibit 99.1

ProtoKinetix Incorporated Mourns the Loss of President and Chief Executive Officer Clarence E. Smith; Appointment of Michael Guzzetta as His Successor

Dalton, OH, November 17, 2025. ProtoKinetix, Incorporated (www.protokinetix.com) (the “Company” or “ProtoKinetix”) (OTC: PKTX), a clinical-stage biomedical company, today deeply regrets to announce our President and Chief Executive Officer Clarence E. Smith, died in a tragic accident on November 13, 2025.

Mr. Smith was appointed President and Chief Executive Officer for the Company on February 19, 2015 and was previously appointed a member of the Board of Directors of the Company on June 1, 2014 and served in those roles until his untimely death.

Michael Guzzetta, the Company’s Chief Financial Officer, commented, “Clarence always had a positive outlook. He was a truly engaging personality and the driving force behind our Company. On behalf of his friends and colleagues at Protokinetix, we wish to extend our deepest condolences to his family and friends.”

On November 16, 2025, the Company’s sole remaining director, Ed McDonough, appointed Mr. Guzzetta as Chairman of the Board of Directors, President, and Chief Executive Officer, to serve until his successor is duly elected and qualified. Mr. Guzzetta will continue to serve as the Company’s Chief Financial Officer, Secretary and Treasurer.

About ProtoKinetix, Incorporated

For further information, please contact:

Michael Guzzetta

President, CEO & CFO

Telephone: 330-445-4971

Email: mguzzetta@protokinetix.com